Exhibit 99


                             Selected Information
                                  Relating to
                          Series 2001-1 Notes and
                           Series 2001-2 Notes from
                   August 1, 2001 through December 31, 2001
                  --------------------------------------------



                Series 2001-1         Series 2001-2
                Floating Rate         Floating Rate
                Asset Backed          Asset Backed
                Notes                 Notes
                ------------          -------------


Interest
Paid            $38,976,636.81        $26,433,637.31

Servicing
Fee Paid        $12,500,000.00        $ 8,333,333.35